Exhibit 99.1

Contact:
Wuhan General Group (China), Inc.
Mr. Philip Lo, CFO
Phone: + 86-27-5970-0067 (China)
Email: philip.lo@wuhangeneral.com
www.wuhangeneral.com

CCG Investor Relations Inc.
Ms. Linda Salo, Financial Writer
Email: linda.salo@ccgir.com
Phone +1-646-922-0894

Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
www.ccgirasia.com

For Immediate Release

Wuhan General Group (China), Inc. Announces Preliminary
First Quarter 2010 Results

Wuhan, Hubei Province, P.R.C. May 18, 2010 – Wuhan General Group (China), Inc. (Nasdaq: WUHN) ("Wuhan General" or the "Company"), a leading manufacturer of industrial blowers and turbines in China, operating through its subsidiaries, Wuhan Blower Co., Ltd. (“Wuhan Blower”), Wuhan Generating Equipment Co., Ltd. (“Wuhan Generating”) and Wuhan Sungreen Environment Protection Equipment Co., Ltd. (“Wuhan Sungreen”), today reported preliminary financial results for the first quarter 2010.

The following are estimates of the Company’s preliminary unaudited financial results for the first quarter ended March 31, 2010.  Please note that these estimates remain subject to adjustment based upon completion of review by the Company’s auditors, and final results could differ materially from the estimates provided below.

First Quarter 2010 Highlights

●	First quarter revenue was $18.0 million, a slight decrease from $18.1 million for the same period in 2009

●	Gross profit was $4.9 million, an increase of 30.3% from the same period in 2009
●	Gross profit margin increased 650 basis points to 27.5% from 21.0% in the same period in 2009
●	Operating income was $3.2 million, and increased 75.6% from the corresponding quarter last year
●	Net income was $1.9 million, an increase of 72.2% from $1.1 million for the same period in 2009
●	Net income available to common shareholders was $1.7 million, compared to $0.9 million for the same period in 2009
●	Earnings per diluted share was $0.05, compared to $0.03 for the same period in 2009

“Although our sales remained at level with the first quarter last year, we are pleased to report improved profitability partially due to stabilized raw material prices, greater efficiency in production, and tight control over G&A expenses. Our sales for the first quarter 2010 were flat compared to the year ago period as we focused our efforts on collection of accounts receivable in order to improve our cash position and reduce the age of our receivable in order to comply with covenants specified in our loan facility from Standard Chartered,” said Mr. Ruilong Qi, the new CEO of Wuhan General. “As the collection period is longer for our turbine division compared with our blower division, the slowdown in sales activity became particularly pronounced for Wuhan Generating. However, developing our turbine subsidiary and increasing the utilization of the turbine manufacturing facility completed last year still remains an important part of our growth strategy. Our current backlog is RMB 185 million (approximately $27 million) and RMB 150 million (approximately $22 million) for Wuhan Blower and Wuhan Generating, respectively.”

Preliminary First Quarter 2010 Results

For the first quarter ended March 31, 2010, total revenue was $18.0 million, down 0.7% compared to $18.1 million for the same period last year. Wuhan Blower generated $12.1 million in revenues, or 67.2% of the total revenues, compared to $10.3 million, or 56.8% of total revenues in the same period last year. Wuhan Generating contributed $5.7 million, or 31.7% of the total revenues, compared to $7.7 million, or 42.8% of total revenues for the same period last year. The remaining $0.2 million in revenues for the first quarter of 2010 was contributed by Wuhan Sungreen through sales of parts and components to unrelated third parties. The slight decrease in total revenue year-over-year was mainly due to the Company’s emphasis on the collection of accounts receivable.

Gross profit for the quarter was $4.9 million, up 30.3% from $3.8 million in the first quarter of 2009. Gross margin was 27.5%, up 6.5 percentage points from 21.0% for the same period in 2009. The increase in gross margin was mainly due to lower production costs and a larger contribution of blowers, which have a higher gross margin, to overall sales mix.

Selling expenses were $0.4 million for the first quarter 2010 and remained largely unchanged year over year in line with sales. General and administrative expenses decreased by 19.6% from $1.4 million for the first quarter 2009 to $1.1 million for the first quarter 2010 due to tighter cost control and the Company allocating expenditure to projects with the highest returns. Warranty expenses were $0.2 million for the quarter, a year over year increase of 17.4%. As a result, operating income was $3.2 million for the first quarter of 2010, an increase of 75.6%.

The Company had other expenses of $1.0 million for the first quarter 2010, an increase of 132.6% from $0.4 million for the first quarter of 2009, mainly due to increased interest expenses, resulting in earnings before tax of $2.2 million for the three months ended March 31, 2010, compared with $1.4 million for the same period last year. Income taxes were $0.3 million for the first quarter of both 2010 and 2009.

As a result, net income for the first quarter of 2010 was $1.9 million, up 72.2% from $1.1 million for the same period last year.

Net of preferred dividends declared, net income available to common stockholders was $1.7 million for the three months ended March 31, 2010, compared to $0.9 million for the same period the prior year.

Earnings per diluted share was $0.05 for the three months ended March 31, 2010, compared to $0.03 for the same period in 2009.

Recent Events

On April 23, 2010, Wuhan General appointed Mr. Ruilong Qi as the Company’s new Chief Executive Officer, effective as of April 23, 2010. The former Chief Executive Officer Mr. Jie Xu resigned to devote more time to his other business interests. Mr. Xu will remain Chairman of the Board.  In addition, Mr. Qi joined the Company’s Board of Directors.  Mr. Qi replaces Mr. Ge Zengke, who will continue in his role as General Manager of the Company.

Business Outlook

The current demand for blowers and turbines is significantly stronger compared to the year ago period and in light of the growing backlog, the Company maintains its expectations of year-over-year revenue growth of around 20% for 2010. The Company expects the blower and turbine segments to contribute approximately 50% and 45% of total revenue for 2010 respectively, while Wuhan Sungreen is expected to contribute the remaining 5% of revenue. Meanwhile, the Company’s other objective for 2010 is to further improve the collection of accounts receivable, thereby strengthening its financial position.

“We are pleased with the growing profitability of our business throughout the first quarter and hope to continue maintaining strict cost control as we resume growth. We expect the second and third quarter to make up for the lighter first months of the year,” said Mr. Qi. “With more working capital and less cash tied to accounts receivable, we are better equipped to take on larger projects. We are currently assessing opportunities to provide blowers for urban infrastructure projects, as well as for Original Equipment Manufacturing (OEM) contracts, while maintaining our long-term stance in the turbine segment.”

Conference Call

The Company will host a conference call at 8:30 a.m. EDT on Tuesday, May 18, 2010 to discuss the first quarter 2010 financial results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 409-5551. International callers should dial +1 (702) 894-2407. When prompted by the operator, mention conference passcode 73268542.  If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Tuesday, May 18, 2010, at 10:30 a.m. EDT. To access the replay, please dial (800) 642-1687, international callers dial +1 (706) 645-9291, and enter the pass code 73268542.

About Wuhan General Group (China), Inc.

Through its subsidiaries, Wuhan Blower, Wuhan Generating and Wuhan Sungreen, Wuhan General is a leading manufacturer of industrial blowers and turbines in China and the Company is based in Wuhan, Hubei Province, China. Wuhan Blower is a China-based manufacturer of industrial blowers that are principal components of steam-driven electrical power generation plants. Wuhan Generating is a China-based manufacturer of industrial steam and water turbines used for electricity generation in coal, oil, nuclear and hydroelectric power plants. Wuhan Sungreen manufactures silencers, connectors and other general parts for industrial blowers and electrical equipment and produces general machinery equipment. The Company's primary customers are from the iron and steel, power generation, petrochemical and other industries. Lead by a strong management team, Wuhan General is well recognized for its technological sophistication and quality construction of blowers and turbines. For more information, please visit http://www.wuhangeneral.com.

Safe Harbor Statement

Certain statements in this press release, including statements regarding our first quarter 2010 financial results, future revenue (including by segment), net income and sales, our liquidity position, growth strategy, future demand for our products, the fulfillment of our backlog orders, improvement in the collection of our accounts receivable, our ability to control costs and our ability to handle larger projects may be forward-looking in nature or “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to vulnerability of our business to general economic downturn, operating in the People’s Republic of China (PRC) generally and the potential for changes in the laws of the PRC that affect our operations, our failure to meet or timely meet contractual performance standards and schedules, our ability to comply with financial covenants in our loan agreement with Standard Chartered and other factors that may cause actual results to be materially different from those described in such forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Wuhan General’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting Wuhan General will be those anticipated by the Company. Wuhan General undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.